International Business Machines Corporation
                                  IBM Global Services
                                  Route 100
                                  Somers, New York 10589


May 15, 2001

OmniNet Media Corporation
One World Trade Center
8th Floor
Long Beach, CA 90831

Attention: Mr. Don Steffens - President

Subject:   Letter of Intent

Dear Don:

This Letter of Intent (this "Letter") confirms that OmniNet Media Corporation and International Business Machines Corporation ("IBM"), through its division IBM Global Services, intend to engage in detailed discussions concerning Web and e-business Hosting Development and Operational Management, Business Process Design and Development, Information Technology Management, and Strategic Outsourcing services that IBM may provide to OmniNet Media Corporation.

The nature of these discussions may include access to and the exchange of each other's confidential information. These exchanges shall be subject to the terms of a confidentiality agreement, to be executed between OmniNet Media Corporation and IBM.

Except as expressly set forth in this Letter, neither party shall have any obligation to the other unless and until such obligations are set forth in a definitive agreement signed by both parties. Further, unless expressly provided in this Letter or in another signed writing, each party will bear its own expenses and costs incurred in connection with these discussions and the activities relating to this Letter.

OmniNet Media Corporation recognizes that IBM will be dedicating significant resources in its analysis and development of a web hosting and and Internet Based Business Process solution for OmniNet Media Corporation. Thus, OmniNet Media Corporation agrees to first advise IBM if it intends to engage in similar discussions with anyone other than IBM.

The custom OmniNet Media Corporation Internet technology based business solution and resulting contractual relationship between OmniNet Media Corporation and IBM may exceed a Total Contract Value exceeding $100,000,000 over a term of five to ten years. It is expected the business solution terms and conditions and the contract execution may be executed as early as August 31, 2001.

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This Letter shall be effective as of the date of execution by both parties
and
shall continue until the earlier to occur of: (1) the termination of discussions by written notice given by either party to the other, or (2) the effective date of a definitive agreement. This Letter is the complete and exclusive statement of the agreement between the parties concerning the subject matter hereof, including these discussions, and supersedes all prior oral or written understandings with respect thereto. This Letter cannot be modified or superseded except by a writing signed by authorized representatives of both parties.

IBM looks forward to completion of this definitive agreement and to a mutually beneficial relationship with OmniNet Media Corporation.
Please sign and return a copy of this Letter acknowledging your agreement with the above. Should you have any questions regarding this Letter, please contact me at (919) 217-1221.


                                   Sincerely,

                                  International Business Machines
Corporation



By:_________________________
                                      Gene
McRee
                                      Customer Solutions Executive



Agreed to and Accepted:
OmniNet Media Corporation

By:_________________________
       Don Steffens
       President
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